Exhibit 10.34

AMENDED AND RESTATED

AGREEMENT FOR SALE OF ELECTRIC CAPACITY

1.	PARTIES

The Parties to this Agreement are CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska non-profit electric cooperative corporation, having its offices at Anchorage, Alaska (hereinafter called “Chugach”), and ALASKA ELECTRIC AND ENERGY COOPERATIVE, INC., an Alaska non-profit electric cooperative corporation, having its offices at Homer, Alaska (hereinafter called “AEEC”).

2.	RECITALS

2.1.	Chugach is obligated to provide generation capacity to Homer Electric Association, Inc. and AEEC through December 31, 2013.

2.2	Due to the sale of Bernice Lake Power Plant (BLPP) by Chugach to AEEC effective November 30, 2011, Chugach desires to purchase from AEEC the capacity from BLPP beginning on December 1, 2011, through December 31, 2013.

2.3	Purchase of capacity from AEEC will be subject to the terms and conditions hereinafter set out.

3.	AGREEMENT

3.1.	In consideration of the mutual covenants herein, beginning on the Effective Date, Chugach agrees to buy and AEEC agrees to sell Contract Capacity subject to the following terms and conditions.

3.2.	This Agreement covers the capacity from BLPP that AEEC has the right to sell to Chugach upon the transfer of BLPP from Chugach to AEEC.

3.3	AEEC’s obligation under this Agreement is subject to any scheduled and forced outage (a forced outage is one caused by an Uncontrollable Force as defined in Section 7.1). AEEC is purchasing BLPP from Chugach in its present condition and does not warrant BLPP as being capable of meeting the requirements of Chugach.

3.4	AEEC will deliver energy under this Agreement to the Points of Delivery.

4.	DEFINITIONS

The following terms, when used in this Agreement, shall have the meanings specified.

4.1.

Contract Capacity: The amount of power expressed in kilowatts (kW) that AEEC is obligated to make available and for which Chugach is obligated to purchase. The amount of the Contract Capacity shall be the total output measured in kW of available capacity of the BLPP units under the present ambient or machine conditions. When the plant is fully available the Contract Capacity is nominally 69,880 kW at ISO conditions.

4.2.	Effective Date: The Effective Date is December 1, 2011, provided that the requisite approval set forth in Section 7.7 is obtained prior to November 30, 2011.

4.3	Points of Delivery: The points where AEEC delivers to Chugach the capacity and energy provided under this Agreement at the Bernice Lake Power Plant, defined as the generator terminal output of Unit Nos. 2, 3 and 4, respectively. The Parties may mutually agree to change the Points of Delivery.

4.4	Prudent Utility Practice: At a particular time any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry at such time, or which, in the exercise of reasonable judgment in light of facts known at such time, could have been expected to accomplish the desired results at the lowest reasonable cost consistent with good business practices, reliability, safety and reasonable expedition. Prudent Utility Practice is not required to be the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts which could have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety and expedition. Prudent Utility Practice includes due regard for manufacturer’s warranties and the requirements of governmental agencies of competent jurisdiction and shall apply not only to functional parts of a Project, but also to appropriate structures, landscaping, painting, signs, lighting and other facilities.

5.	SPECIAL PROVISIONS

5.1	Energy. To the extent Chugach requests energy from BLPP, AEEC’s obligation to provide energy and Chugach’s obligation to pay for such energy shall be contingent upon Chugach providing all fuel, fuel transportation, fuel exchange and storage, and delivering such fuel to BLPP, or such other location mutually agreed by the Parties, meeting all operational specifications for consumption in the BLPP turbines or Nikiski heat recovery steam generator. Except for the variable O&M charge set forth in Section 6.2 of this Agreement, there shall be no additional charge for delivered energy beyond Chugach’s obligation to supply fuel as set forth in this Section 5.1 and Section 5.2 below. AEEC and Chugach shall cooperate in good faith in scheduling the delivery of energy requested by Chugach and the delivery of fuel by Chugach to AEEC.

5.2	Waste Water Disposal. Chugach shall be responsible for disposal of all waste water generated in the production of water for the purpose of water injection to provide energy for Chugach. Chugach shall have the right to make improvements to provide for the onsite disposal of the waste, subject to AEEC’s approval of the proposed improvements.

5.3	Notification. All formal notice, demands or requests given or made under this Agreement shall be in writing and shall be deemed properly given or made if delivered personally or sent by registered mail, certified mail, facsimile or email to the person(s) designated below:

Notices to Chugach:

Chief Executive Officer

Chugach Electric Association, Inc.

5601 Electron Drive

Anchorage, Alaska 99518-1081

Notices to AEEC:

General Manager

Alaska Electric and Energy Cooperative, Inc.

3977 Lake Street

Homer, Alaska 99603

5.4	Term. The Agreement will remain in effect until December 31, 2013.

5.5	It is understood that AEEC does not presently operate a control area and does not offer dispatch services. Dispatch of BLPP by Chugach will be subject to a mutually acceptable dispatch protocol that will (a) provide Chugach the priority right to energy from BLPP; (b) identify the circumstances which allows AEEC to take energy; and, (c) govern the dispatch, starting, stopping and run time control of BLPP. Chugach reserves the right to charge for the services in Section 5.5 if and to the extent providing energy to AEEC from BLPP results in the costs to the Chugach system for providing the services materially increasing from the costs that exist as of the Effective Date.

6.	RATES AND COSTS

6.1	The rates and costs set forth in Section 6.2 below for the capacity and energy purchased by Chugach from AEEC under this Agreement shall be approved by the Regulatory Commission of Alaska (RCA) in accordance with applicable statutes, regulations and procedures.

6.2	Costing Methodologies. a) Chugach has paid AEEC the sum of (i) $1,696,865 as the price for the capacity rights reserved hereunder, which is equivalent to monthly amount of $67,874.60 over the term of the agreement.

b) Chugach shall pay AEEC a fixed O&M charge of $50,000 per month. However, Chugach shall receive a $1,644 credit against the fixed O&M charge for each day that AEEC dispatches, following the protocol in Section 5.5, BLPP for energy for AEEC’s own use.

c) Chugach shall pay AEEC for delivered energy at a rate equal to a variable O&M charge of $5.00/MWh. Chugach shall also be responsible for the disposal of waste water costs as set forth in Section 5.2.

d) Subject to Section 3.3 and consistent with Prudent Utility Practices, AEEC will start a specific unit at the request of Chugach up to 80 times per twelve month period at no additional cost to Chugach. For every start in excess of 80 starts per specific unit per calendar year, Chugach will pay AEEC the sum of $1,000. In addition Chugach will pay AEEC the sum of $1,000 for each time a specific unit is started at the request of Chugach in excess of two starts per day. Failed starts shall not be considered starts under this Section 6.2(d). A “failed start” for the purposes of this provision means an instance where a unit has been given the command to start, but the fuel fails to ignite.

6.3	Chugach Cost Recovery. (a) Chugach shall fully recover in its base rate revenue requirements through simplified rate filings and general rate case proceedings all BLPP and related costs incurred through November 30, 2011, including but not limited to depreciation, interest and O&M expense Chugach will include such costs for recovery through its retail and wholesale base rates, including, but not limited to, AEEC

7.	GENERAL TERMS AND CONDITIONS

7.1	Uncontrollable Forces.

7.1.1	An “Uncontrollable Force” shall mean an action or event not within the reasonable control of the affected party and includes an act of God, act or omission of government, labor or material shortage, strike, lockout or other industrial disturbances, act of the public enemy, war, blockade, insurrection, riot, epidemic, landslide, avalanche, earthquake, fire, storm, lightning, flood, washout, civil disturbance, restraint by court order or public authority, action or non-action by or inability to obtain necessary authorization or approval from any governmental agency or authority, and any other act or omission similar to the kind herein enumerated. Each of these matters enumerated constitutes an Uncontrollable Force to the extent it is not within the reasonable control of the affected party, and to the extent that such party by the exercise of due diligence is unable to overcome it. Strike, lockouts, and other labor disturbances shall be considered Uncontrollable Forces, and nothing in this Agreement shall require either party to settle labor dispute against its best judgment.

7.1.2	In the event either party, by reason of an Uncontrollable Force, is rendered unable, wholly or in part, to perform its obligations under this Agreement (other than its obligations to pay money), then upon said party giving notice and particulars of such Uncontrollable Force, its obligation to perform shall be suspended during the continuance of any inability so caused, but for no longer period, and the effects of such cause shall, so far as possible, be remedied with all reasonable dispatch; provided however, that the settlement of labor disputes shall be considered wholly within the discretion of the party involved. The affected party shall not be responsible for its delay in performance under this Agreement during delays caused by an Uncontrollable Force, nor shall such Uncontrollable Force give rise to claim for damages or constitute default.

7.2	Responsibility.

7.2.1	Except as otherwise provided, AEEC shall operate and maintain BLPP and the associated substation up to the high side of the T5 Auto-Transformer connecting to the incoming 115kV transmission line.

7.2.2	Each party shall save the other harmless from and against all claims for injury or damage to persons or property occasioned by or in any way resulting from the electric service or the use thereof on facilities for which it has operation and maintenance responsibility.

7.3	Metering. AEEC shall maintain the existing metering locations, set forth in the Parties’ existing Agreement for Sale of Electric Power and Energy, for measuring the energy, delivered at BLPP. If the parties mutually agree that additional metering is required in order to adequately measure the energy delivered to Chugach, the cost of installing the metering will be paid by Chugach.

7.3.1	AEEC (i) shall, at its own expense, make or provide for annual tests and inspections of all AEEC meters in order to maintain a commercial standard of accuracy, (ii) shall restore to a condition of accuracy any meters found to be inadequate, and (iii) shall advise Chugach promptly of the results of any such test which shows any inaccuracy more than 0.5 percent slow or fast. Chugach shall be permitted to have representatives present at such tests and inspections. AEEC shall make or provide for additional tests of AEEC meters at the request of Chugach and in presence of Chugach’s representatives. The cost of any additional test requested by Chugach shall be borne by AEEC if such test shows a meter inaccurate by more than 0.5 percent slow or fast.

In the event that the result of such test shows a meter registering in excess of 0.5 percent either above or below the correct registration, then the readings of such meter previously taken for billing purposes shall be corrected according to the percentage of inaccuracy so found for the known or estimated period of such error, but no such correction shall extend beyond 90 days previous to the day on which the inaccuracy is discovered by such test. For any period that meter should fail to register, or its registration should be so erratic as to be meaningless for billing purposes, the bill for power and energy shall be based upon records from check meters, if available and tested for accuracy, or otherwise upon the best available data.

7.4	Waiver. The failure of any party to insist upon strict performance of any of the provisions hereof or the acceptance by any party of the payment for all or part of the obligations hereunder shall not be deemed a waiver of any right or remedy by any party.

7.5	Billing and Payment.

7.5.1	AEEC shall endeavor to render bills to Chugach on or before the 10th day of each calendar month for services furnished during the preceding billing month. In such bills, AEEC may designate certain items as being estimated due to unavailability of final underlying data, in which event adjustments to the correct amounts when amounts are determined, shall be included in a bill for subsequent month.

7.5.2	Payment by Chugach shall be due in AEEC’s office by the 15th day after mailing of bill. Payment shall be mailed, direct deposit to AEEC, or may be paid in person, at AEEC’s main offices in Homer. Amounts not received on or before the due date shall be payable with interest accrued at the rate of 1 percent per month compounded monthly from the due date to the date of payment.

7.5.3	In the event any portion of any bill is disputed, the disputed amount may be paid or may be withheld. In either event, Chugach shall provide AEEC a detailed written explanation of why the amount is in dispute. If the disputed portion is paid and later found to be not owed, AEEC shall refund to Chugach the disputed portion plus interest on a monthly basis at the highest rate allowable by State law to the date the refund check is mailed by AEEC. If the disputed portion is withheld and later found to be owed, Chugach shall pay the disputed portion to AEEC plus interest on a monthly basis at the highest rate allowable by State law from the due date of payment to the date the refund check is mailed by Chugach.

7.6	Arbitration. If the Parties are unable to agree upon any matter as herein provided, the issue shall be submitted to arbitration in accordance with rules in effect of the American Arbitration Association.

7.7

Approvals. It is understood that this Agreement shall become effective only upon its approval in writing by the RCA. The Parties shall work together to submit the Agreement for approval and use their best efforts to obtain approval. If the RCA by order approves this Agreement conditioned on a material modification of any of its terms, the Parties shall confer to determine whether they accept such modifications. If one or more Parties do not accept such modifications, the Parties agree to negotiate in good faith to restore the balance of risks and benefits reflected in this Agreement as executed; and any such renegotiated Agreement shall be filed with the RCA for approval.

7.8	Assignment. This agreement shall be binding on and shall inure for the benefit of the successors and assigns of the Parties.

7.9	Governing Law. This Agreement shall be interpreted, performed, and enforced in accordance with the laws of the State of Alaska.

7.10	Cooperation. Each Party agrees to execute and deliver such other and additional instruments and documents and do such other acts as may be reasonably requested by the other Party to effectuate the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives effective as of the 12th day of July, 2011.

CHUGACH ELECTRIC ASSOCIATION, INC.

/s/ Bradley W. Evans
By Bradley W. Evans Chief Executive Office

Date: July 12, 2011

ALASKA ELECTRIC AND ENERGY COOPERATIVE, INC.

/s/ Bradley P. Janorschke
By Bradley P. Janorschke General Manager

Date: July 12, 2011

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